                                                             Exhibit 10.25

Steven Madden, Ltd., 52-16 Barnett Ave, Long Island City, NY 11104

Edward R. Rosenfeld
Chairman and Chief Executive Officer
edrosenfeld@stevemadden.com
February 25, 2011
Mr. Awadhesh Sinha
46 School House Lane
Roslyn Heights, New York  11577

Dear Awadhesh,

Reference is made to the Employment Agreement, dated as of December 1, 2010 (the “Employment Agreement”), between you and Steven Madden, Ltd. (the “Company”).  This letter shall serve to amend the first paragraph of Section 5.5(a) of the Employment Agreement, effective as of the date hereof, to include stock and bonus payments referred to in Sections 4.3 and 4.4 as a component of the calculation of the amount payable to you in the event of a Change of Control as defined under the Employment Agreement and as described in Section 5.5(a).  To wit, the first paragraph of Section 5.5(a) shall henceforce be amended to read as follows (the underlined language indicating the only modification):

If, during the period commencing on the 120th day immediately prior to a Change of Control (as defined below) and ending on the 90th day immediately after a Change of Control, the Executive’s employment shall have been terminated by the Company (other than for death, Total Disability or Cause) or by the Executive for Good Reason, the Executive shall receive, in cash, within 10 days of the date of such termination or resignation of employment, an amount equal to three (3) times the total W-2 compensation received by the Executive pursuant to Sections 4.1, 4.3, 4.4 and 4.7 of this Employment Agreement for the preceding 12-month period ending on the last previous December 31, except that, in lieu of the actual Base Salary component received during such period under Section 4.1 of this Employment Agreement, there shall be substituted the annual Base Salary to which the Executive was entitled as of the date of such termination or resignation of employment.

Except as amended hereby, all other terms and conditions of the Employment Agreement shall remain in full force and effect unchanged.

Please indicate your acknowledgement and agreement to the foregoing by signing a copy of this letter in the space provided below and returning it to the Company.

Very truly yours,

STEVEN MADDEN, LTD.

	By:	/s/ EDWARD R. ROSENFELD
	Name:	Edward R. Rosenfeld
	Title:	Chief Executive Officer
Acknowledged and agreed:

/s/ AWADHESH SINHA
Awadhesh Sinha